May 23, 2023 Aaron McCullough Aaron, we appreciate the time you have spent with us during the interview process, and we are excited about you becoming 2U, Inc.’s (“2U” or the “Company’) next Chief Product Officer. This offer letter (this “Letter”) contains the terms of your offer of employment with 2U. You will serve as the Chief Product Officer of the Company, starting on July 17, 2023 (your “Start Date”). In this position, you will report directly to Christopher “Chip” Paucek, Co-founder and CEO. Your position will be remote. Base Salary Your regular annual base salary will be $450,000, paid semi-monthly in accordance with 2U’s standard payroll practices and subject to all deductions and withholdings required by law. Your position is a full-time position and is classified as “exempt” for wage and hour purposes. Signing Bonus You will receive a signing bonus of $200,000 (subject to all deductions and withholdings required by law) in the first pay period after your Start Date (the “Signing Bonus”); provided that you agree to repay a pro rata portion of the Signing Bonus if, prior to one year anniversary of your Start Date, you terminate your employment without Good Reason (as defined in the Restrictive Covenant Agreement) or are terminated by the Company for Cause (as defined in the Restrictive Covenant Agreement). Annual Bonus For each calendar year during your employment, you will be eligible to receive an annual bonus (the “Annual Bonus”) with a target amount equal to 70% of your annual base salary during that calendar year (or portion thereof during which you were employed). The exact percentage of the Annual Bonus, and whether it is earned, will be determined in accordance with the 2U bonus plan in effect for the applicable calendar year, as determined by the compensation committee of 2U’s Board of Directors (the “Compensation Committee”). You will first be eligible for the Annual Bonus beginning with the 2023 calendar year (which bonus payment will be pro-rated based on the period of 2023 during which you are employed by 2U from and after the Start Date and, to the extent earned in accordance with the applicable 2U bonus plan, will be made in the first quarter of 2024). Please note that the Annual Bonus is not guaranteed and will only be paid according to the terms of the bonus plan for the applicable calendar year. One-Time Equity Award Subject to approval of the Compensation Committee, as an inducement that is material to your entering into employment with the Company, you will be granted a one-time restricted stock unit award (the “One-Time RSU Award”) in an amount of 215,054 restricted stock units. The One-Time RSU Award will vest as follows: one-third will vest on December 31, 2023 and the remaining two-thirds vesting in equal quarterly installments over the following two years (with the first quarterly installment vesting on April 1, 2024), Exhibit 10.1 subject to your continued employment on each vesting date. The One-Time RSU Award will be granted pursuant to the inducement grant exception under Nasdaq Rule 5635(c)(4) and the Company’s standard form of Restricted Stock Unit Agreement for inducement awards, which you will be required to electronically accept as a condition of receiving the One-Time RSU Award. Annual Equity Award During your employment with 2U, you will be eligible to participate in all long-term cash and equity incentive plans and programs generally applicable to other senior executives of the Company as in effect from time to time, subject to the terms and conditions of such plans and programs. For each calendar year during your employment with 2U beginning with calendar year 2024, subject to the annual approval of the Compensation Committee, your annual equity award will have a target value of $2,000,000 and will be granted in such form(s) and with a vesting schedule and other terms and conditions consistent with those applicable generally to grants to other senior executives (the “Annual Equity Award”). The Annual Equity Award shall be made pursuant and subject to the Company’s Amended and Restated 2014 Equity Incentive Plan and 2U’s standard forms of the applicable award agreements, which you will be required to electronically accept as a condition of receiving the applicable equity award. Benefits As a full-time employee of 2U, you will be eligible for benefits beginning on the first day of the full calendar month immediately following your Start Date. Additionally, you will become eligible to enroll in our employee 401(k) on your Start Date. You are entitled to unlimited paid-time off in accordance with 2U’s policy. The following list highlights some of the benefits available to you. Please note that each is subject to its own terms and conditions as more fully described in the applicable plan/benefit documents that you will receive upon starting with 2U. Unlimited Paid-Time Off Volunteer Time-Off (VTO) (currently 3 days per year) Benefits: Medical, Dental, Vision 401(k) Plan with 2U match Please understand your employment with 2U is “at-will”. This means that either you or 2U may terminate your employment relationship with or without cause, and with or without notice, at any time. This letter does not constitute a contract of employment for any specific period of time, but creates only an “employment at will” relationship. Lastly, please note that this offer is contingent upon: a) Board of Directors approval b) Verification of your right to work in the United States, as demonstrated by your completion of the I-9 form upon hire and your submission of acceptable documentation (as noted on the I-9 form) verifying your identity and work authorization within three days of your Start Date. A copy of the I-9 Forms List of acceptable documents will be sent to you via our third-party vendor. On your first day of employment, please bring with you the needed documentation to complete the I-9 form. c) Satisfactory completion of a background investigation, for which the required notice and consent forms will be sent via our third-party vendor. d) Your review and acknowledgment of receipt of 2U’s Employee Handbook (and any applicable state addenda) and your signing and completing 2U’s Employee Intellectual Property, Non-Competition and Non-Solicitation Agreement (the “Restrictive Covenant Agreement”), which contains a non-compete provision. e) Your agreement to be subject to all other 2U policies applicable to executive officers, including 2U’s Clawback Policy. This Letter, along with the Restrictive Covenant Agreement and the exhibits, hereto and thereto, contain our complete agreement, and supersede and prior agreements or undertakings, whether written or oral, regarding the terms and conditions of your employment. This Letter is personal to your employment with 2U and neither the Letter nor any of your rights or obligations hereunder may be assigned by you for any reason. We look forward to changing lives while having fun with you. #NOBACKROW Sincerely, Christopher “Chip” Paucek I accept this offer of employment with 2U and agree to the terms and conditions set forth in this letter. Date: 5/24/23 Signature: /s/ Aaron McCullough